Exhibit 4.1

Form of Warrant

THE SECURITIES REPRESENTED BY THIS WARRANT ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED HEREUNDER AND UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE HOLDER SHOULD BE AWARE THAT HE/SHE/IT WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

WARRANT

STATERA BIOPHARMA , INC.

THIS WARRANT (this “Warrant”), dated as of          , 2022, is issued by Statera Biopharma, Inc. a Delaware corporation (the “Company”), to                         (the “Warrant Holder”).

WHEREAS, the Company wishes to grant the Warrant Holder and the Warrant Holder wishes to receive the right to purchase the Shares (as defined below) of the Company on the terms and conditions set forth in this Warrant.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.  Definitions.

As used in this Warrant, the following terms shall have the meanings ascribed to them below.

“Act” shall mean the Securities Act of 1933, as amended, and any successor federal statute, and the rules and regulations of the Securities and Exchange Commission (or its successor) thereunder, all as the same shall be in effect from time to time.

“Affiliate” of a Person means a Person, directly or indirectly, controlled by, controlling or under common control with such Person.

“Exercise Price” shall have the meaning set forth in Section 2.2.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

“Shares” means                                  shares of the Company’s common stock, par value $0.005 per share.

In addition, certain other terms used herein have definitions otherwise ascribed to them herein.

2.  Grant and Terms of Rights Under this Warrant.

a.    Grant of Rights Under this Warrant; Company Call Right. On the terms and conditions set forth below, and in reliance upon the representations, warranties and covenants of the Warrant Holder set forth below, the Company hereby grants to the Warrant Holder as of the six months from the date hereof, the right to purchase the Shares on the terms set forth herein. Subject to Section 5.C, the rights of the Warrant Holder set forth in this Warrant shall expire on the earlier of (i) September 5th, 2025 and (ii) thirty days from the date on which the Company mails (via e-mail, certified mail or overnight courier) to Warrant Holder a Notice of Exercise Call (defined below). A “Notice of Exercise Call” is a written notice from the Company to the Warrant Holder that requires exercise of the Warrant by the Warrant Holder by no later than the 30th day after the date of such notice; provided that the Company may only deliver a Notice of Exercise Call at or after the point in time when the Company has sold shares of its common stock, par value $0.001 per share, to a third party at a post-money Company valuation equal to or greater than $100 million. In the event that the Company delivers a Notice of Exercise Call, any portion of this Warrant not exercised by the Warrant Holder within such aforementioned 30-day period shall automatically expire effective as of the end of such 30-day period.

b.    Exercise Price. Subject to any adjustments made in accordance with the terms of this Warrant, the Exercise Price for the purchase of the Shares shall be $0.15 per Share.

c.    Exercisability. The right of the Warrant Holder to purchase Shares under this Warrant shall be deemed to be fully-vested as of the six months from the date hereof, and shall be exercisable by the Warrant Holder at any one time in accordance with the procedures outlined in Section 3 below, subject to the termination, expiration, cancellation, lapsing and other provisions contained herein.

d.    Adjustments Upon Changes in Capitalization. In the event any merger, reorganization, consolidation, recapitalization, spinoff, capital stock dividend, capital stock split, reverse capital stock split or extraordinary distribution with respect to the Company’s capital stock or other change in corporate structure affecting the Company’s capital stock occurs, the Company shall make such substitution or adjustment in the aggregate number of Shares, and Exercise Price for, and/or such other substitution or adjustments as the Company may determine to be fair and appropriate in its sole discretion, provided that, in no case shall such determination adversely affect in any material respect the rights of the Warrant Holder.

3.  Method of Exercise.

a.    Subject to the provisions of this Warrant, the Warrant Holder may exercise its rights under this Warrant in respect of the Shares, at any time six months from the date of this agreement (in whole or in part) by giving written notice of exercise to the Company. Such notice shall be accompanied by payment in full of the Exercise Price for the Shares being purchased by certified or bank check or such other instrument or method of payment as the Company may accept.

b.    No Shares shall be issued until full payment therefor has been made. The Warrant Holder shall have all of the rights of an stockholder of the Company (including the right to vote the acquired Shares and the right to receive dividends and distributions) only when the Warrant Holder has given written notice of exercise, has paid in full for such purchased Shares and signed a lock-up agreement in connection with the resale of such Shares (to the extent that the Company’s executive officers and significant shareholders have also signed such a lock-up agreement), and, if requested, (i) the Warrant Holder has represented to and agreed with the Company in writing that the Warrant Holder is acquiring the Shares without a view to the distribution thereof and (ii) the Warrant Holder has made any such other representations and warranties that the Company may deem appropriate.

c.    Notwithstanding anything in this Warrant to the contrary, the Company may delay the issuance of Shares covered by this Warrant and the delivery of a certificate (if certificated) for such Shares until one of the following conditions is satisfied: (i) the Shares purchased are at the time of issuance effectively registered or qualified under applicable federal and state securities laws or (ii) the Shares to be issued are exempt from registration and qualification under applicable federal and state securities laws.

4.    Transferability. The Warrant is personal to the Warrant holder, and the Warrant Holder shall not be permitted to sell, assign, transfer, pledge or otherwise encumber any of its rights hereunder without the consent of the Company. Any such transfer without the consent of the Company shall be void ab initio.

5.    Warrant Holder’s Representations, Warranties and Agreements. The Warrant Holder hereby represents and warrants to the Company as of the date hereof and as of the date of any exercise hereof, as follows:

a.    Purchase for Own Account. Warrant Holder represents that it is acquiring the Warrants and the Shares issuable upon exercise of the Warrants (collectively, the “Securities”) solely for investment for such Warrant Holder’s own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Warrant Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The acquisition by the Warrant Holder of any of the Securities shall constitute confirmation of the representation by the Warrant Holder that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

b.    Investment Experience. Either (i) the Warrant Holder or its officers, directors, managers or controlling persons has a preexisting personal or business relationship with the Company or its officers, directors or controlling persons, or (ii) the Warrant Holder, by reason of its own business and financial experience, has the capacity to protect its own interests in connection with the investment contemplated hereby. The Warrant Holder represents that it is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Warrant Holder acknowledges that any investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

c.    Accredited Investor. The Warrant Holder represents that it is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

d.    Restrictions on Transfer. The Warrant Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws in as much as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, the Warrant Holder represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act, including those additional restrictions that are in place based on the Company’s status as a former shell company. THE WARRANT HOLDER UNDERSTANDS AND ACKNOWLEDGES HEREIN THAT AN INVESTMENT IN THE COMPANY’S SECURITIES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF HIS, HER OR ITS INVESTMENT. The Warrant Holder understands that the Securities have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Warrant Holder Investor will not be able to resell or otherwise transfer his, her or its Securities unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. The Warrant Holder has no immediate need for liquidity in connection with this investment and does not anticipate that it will need to sell his, her or its Securities in the foreseeable future.

e.    Additional Representations. In connection with the exercise of any of its rights under this Warrant, the Warrant Holder shall make to the Company, in writing, any such additional representations, warranties and agreements in connection with such exercise and investment in Securities as the Company shall reasonably request.

6.  Successors.

a.    This Warrant shall inure to the benefit of and be enforceable by the Warrant Holder’s legal representatives.

b.    This Warrant shall inure to the benefit of and be binding upon the Company and its successors and assigns.

7.  Miscellaneous.

a.    The Warrant Holder agrees that he/she/it shall not make statements or representations, or otherwise communicate, directly or indirectly, either publicly or privately, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders or employees. Any violation by the Warrant Holder of this Section 7(a) shall result in the immediate termination of Warrant and all rights hereunder, automatically and without the need for any action on the part of the Company. Nothing in this Section 7(a) shall preclude the Warrant Holder from making truthful statements that are required by applicable law, regulation or legal process.

b.    This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Warrant are not part of the provisions hereof and shall have no force or effect. This Warrant may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

c.    All notices and other communications in respect of this Warrant shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed if to the Warrant Holder, at the address set forth on the signature page hereto, and if to the Company: STATERA BIOPHARMA 4333 Corbett Drive, Suite 1082 Fort Collins, CO 80525, or to such other addresses as either party furnishes to the other in writing in accordance with this Section 7(c). Notices and communications shall be effective when actually received by the addressee.

d.    The invalidity or unenforceability of any provision of this Warrant shall not affectthe validity or enforceability of any other provision of this Warrant.

e.    The Warrant Holder’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Warrant shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Warrant.

f.    The Warrant Holder and the Company each acknowledges that this Warrant constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or either of them, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first above written.

STATERA BIOPHARMA, INC.

By:

Name: Michael K. Handley

Title: Chief Executive Officer

WARRANT HOLDER:

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SSN/EIN:
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